Exhibit 99.1

KELLER & COMPANY, INC.

FINANCIAL INSTITUTION CONSULTANTS

555 METRO PLACE NORTH

SUITE 524

DUBLIN, OHIO 43017

(614) 766-1426	(614) 766-1459 FAX

December 4, 2015

The Board of Directors

Alamogordo Financial Corp.

500 East 10th Street

Alamogordo, New Mexico 88310

Re:  Conversion Appraisal Agreement

Attn: Jan Thiry

Keller & Company, Inc. (hereinafter referred to as KELLER) hereby proposes to prepare an independent conversion appraisal of the successor to Alamogordo Financial Corp. (hereinafter referred to as “AFC”), the stock holding company of Bank 34 (“Bank 34”), relating to the second stage conversion (the “Conversion”) of AF Mutual Holding Company. KELLER will provide a pro forma valuation of the market value of the shares of AFC to be sold in connection with a second stage conversion and the corresponding exchange ratio and prepare the pro forma valuation tables in the prospectus.

KELLER is a financial consulting firm that primarily serves the financial institutions industry. KELLER is experienced in evaluating and appraising thrift institutions and thrift institution holding companies. KELLER is an approved conversion appraiser for filings with the Federal Reserve Board (the “Fed”), the Office of the Comptroller of the Currency (“OCC”) and the Federal Deposit Insurance Corporation ("FDIC"), and is also approved by the Internal Revenue Service as an expert in bank and thrift stock valuations. Keller has completed conversion appraisals related to standard conversions, mutual holding company stock offerings, second stage mutual holding company conversions and conversions involving foundations, and acquisitions.

KELLER agrees to prepare the conversion appraisal in the format required by the Fed in a timely manner for prompt filing with the Fed and the Securities and Exchange Commission. KELLER will provide any additional information as requested and will complete appraisal updates in accordance with regulatory requirements and based on market conditions.

The appraisal report will provide a detailed description of AFC and Bank 34, including their financial condition, operating performance, asset quality, rate sensitivity position, liquidity level and management qualifications. The appraisal will include a description of AFC’s market area, including both economic and demographic characteristics and trends. An analysis of other publicly-traded thrift institutions will be performed to determine a comparable group, and adjustments to the appraised value will be made based on a comparison of AFC with the comparable group and recognizing the risk related to an initial public offering.

In making its appraisal, KELLER will rely upon the information in the Subscription and Community Offering Prospectus, including the audited and unaudited financial statements. Among other factors, KELLER will also consider the following: the present and projected operating results and financial condition of AFC; the economic and demographic conditions in AFC’s existing marketing area; pertinent historical financial and other information relating to AFC; a comparative evaluation of the operating and financial statistics of AFC with those of other thrift institutions; the proposed price per share; the aggregate size of the offering of common stock; the impact of the stock offering on AFC’s capital position and earnings potential; AFC’s proposed dividend; and the trading market for securities of comparable institutions and general conditions in the market for such securities. In preparing the appraisal, KELLER will rely solely upon, and assume the accuracy and completeness of, financial and statistical information provided by AFC, and will not independently value the assets or liabilities of AFC in order to prepare the appraisal.

Upon completion of the conversion appraisal, KELLER will make a presentation to the board of directors of AFC to review the content of the appraisal, the format and the assumptions. A written presentation will be provided to each board member as a part of the overall presentation.

For its services in making this appraisal, KELLER's fee will be $40,000, including out-of-pocket expenses. The appraisal fee will include the preparation of one valuation update. All additional valuation updates will be subject to an additional fee of $3,000 each. Upon the acceptance of this proposal, KELLER shall be paid a retainer of $5,000 to be applied to the total appraisal fee of $40,000, the balance of which will be payable at the time of the completion of the appraisal.

AFC agrees, by the acceptance of this proposal, to indemnify KELLER and its employees and affiliates for certain costs and expenses, including reasonable legal fees of one counsel, in connection with claims or litigation relating to the appraisal and arising out of any misstatement or untrue statement of a material fact in information supplied to KELLER by AFC or by an intentional omission by AFC to state a material fact in the information so provided, except where KELLER or its employees and affiliates have been negligent or at fault.

KELLER agrees to indemnify AFC and its employees and affiliates for certain cost and expenses, including reasonable legal fees of one counsel, in connection with claims or litigation relating to or based upon the negligence or willful misconduct of KELLER or its employees or affiliates.

No indemnification payment made pursuant to this agreement shall exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

This proposal will be considered accepted upon the execution of the two enclosed copies of this agreement and the return of one executed copy to KELLER, accompanied by the specified retainer.

KELLER & COMPANY, INC.

By:	/s/ Michael R. Keller
Michael R. Keller
President

Alamogordo Financial Corp.

By:	/s/ Jan R. Thiry
Jan Thiry
Executive Vice President

Date:	12/17/15

KELLER & COMPANY, INC.

FINANCIAL INSTITUTION CONSULTANTS

555 METRO PLACE NORTH

SUITE 524

DUBLIN, OHIO 43017

(614) 766-1426        (614) 766-1459 FAX

May 9, 2016

The Board of Directors

Bank 34, Inc.

500 East 10th Street

Alamogordo, New Mexico 88310

Re:	Conversion Valuation Agreement

Attn: Jan Thiry

Keller & Company, Inc. (hereinafter referred to as KELLER) hereby proposes to prepare a new independent conversion appraisal of Bank 34, Inc. (hereinafter referred to as “Bank 34, Inc.”), relating to the mutual to stock conversion of Bank 34, Inc. and stock offering (“the “Stock Offering”) of Bank 34, Inc.. KELLER will provide a pro forma valuation of the market value of the shares of Bank 34, Inc. to be sold in connection with the standard conversion and based on financials as of March 31, 2016.

KELLER is a national financial consulting firm that primarily serves the financial institution industry. KELLER is experienced in evaluating and appraising thrift institutions and thrift institution holding companies. KELLER is an approved conversion appraiser for filings with the Federal Deposit Insurance Corporation (“FDIC”), the Federal Reserve Board (“FRB”) and the Office of the Comptroller of the Currency (“OCC”), and is also approved by the Internal Revenue Service as an expert in bank and thrift stock valuations. Keller has completed conversion appraisals related to standard conversions, mutual holding company stock offerings and conversions involving foundations.

KELLER agrees to prepare the new conversion appraisal in the format required by the FRB and the Office of the Comptroller of the Currency (“OCC”) in a timely manner for prompt filing with the FRB and the OCC. KELLER will provide any additional information as requested and will complete appraisal updates in accordance with regulatory requirements and based on market conditions.

The appraisal report will provide an updated description of Bank 34, Inc., including its financial condition, operating performance, asset quality, rate sensitivity position, liquidity level and management qualifications. The appraisal will include a description of Bank 34, Inc.’s market area, including both economic and demographic characteristics and trends. An analysis of other publicly-traded thrift institutions will be performed to determine a comparable group, and adjustments to the appraised value will be made based on a comparison of Bank 34, Inc. with the comparable group and recognizing the risk related to an initial public offering.

In making its appraisal, KELLER will rely upon the information in the Subscription and Community Offering Prospectus, including the audited and unaudited financial statements. Among other factors, KELLER will also consider the following: the present and projected operating results and financial condition of Bank 34, Inc.; the economic and demographic conditions in Bank 34, Inc.’s existing marketing area; pertinent historical financial and other information relating to Bank 34, Inc.; a comparative evaluation of the operating and financial statistics of Bank 34, Inc. with those of other thrift institutions; the proposed price per share; the aggregate size of the offering of common stock; the impact of the stock offering on Bank 34, Inc.’s capital position and earnings potential; Bank 34, Inc.’s proposed initial dividend, if any; and the trading market for securities of comparable institutions and general conditions in the market for such securities. In preparing the appraisal, KELLER will rely solely upon, and assume the accuracy and completeness of, financial and statistical information provided by Bank 34, Inc., and will not independently value the assets or liabilities of Bank 34, Inc. in order to prepare the appraisal.

Upon completion of the new conversion appraisal, KELLER will make a presentation to the board of directors of Bank 34, Inc. to review the content of the appraisal, the format and the assumptions. A written presentation will be provided to each board member as a part of the overall presentation.

For its services in making this new appraisal, KELLER's fee will be $10,000. Any additional valuation updates will be subject to an additional fee of $2,000 each. KELLER shall be paid the total appraisal fee of $10,000 at the time of the completion of the appraisal. Any appraisal valuation update is not a mandatory requirement but can be requested by regulators. Excluding such a request by regulators or completed voluntarily in response to changes in the market prices of thrifts, our total fee will be $10,000, including one final valuation update, which will be required.

Bank 34, Inc. agrees, by the acceptance of this proposal, to indemnify KELLER and its employees and affiliates for certain costs and expenses, including reasonable legal fees, in connection with claims or litigation relating to the appraisal and arising out of any misstatement or untrue statement of a material fact in information supplied to KELLER by Bank 34, Inc. or by an intentional omission by Bank 34, Inc. to state a material fact in the information, provided, however, Bank 34, Inc. shall not be obligated to indemnify KELLER for any loss, cost or expense attributable to the negligence, bad faith or willful misconduct of KELLER or its employees or agents or to the extent such loss, cost or expense was due to a breach of this agreement by KELLER.

KELLER agrees to indemnify Bank 34, Inc. and its employees and affiliates for certain cost and expenses, including reasonable legal fees, in connection with claims or litigation relating to or based upon the negligence or willful misconduct of KELLER or its employees or affiliates.

This proposal will be considered accepted upon the execution of this agreement and the return of one executed copy to KELLER.

KELLER & COMPANY, INC.

By:	/s/ Michael R. Keller
Michael R. Keller
President

Bank 34, Inc.

By:	/s/ Jan R. Thiry
Jan Thiry
Chief Financial Officer

Date:	5/9/16

cc:	Jill Gutierrez, President

Ned Quint, Esq.